Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment (this “Amendment”) to the Tax Preservation Rights Agreement, dated as of March 3, 2011 (the “Rights Agreement”), by and between Capital Trust, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”), is made as of September 27, 2012. Capitalized used herein but not defined herein shall have the meanings given to them in the Rights Agreement.

WHEREAS, the Company and Huskies Acquisition LLC, a Delaware limited liability company (“Purchaser”) contemplate entering into a Purchase and Sale Agreement of even date herewith (the “Omnibus Agreement”), pursuant to which, among other things, Purchaser is expected to acquire 5,000,000 shares of Company Common Stock (the “Investment”), resulting in Purchaser owning in excess of 4.9% of the issued and outstanding shares of Common Stock;

WHEREAS, concurrently with the entry into the Omnibus Agreement, Purchaser is entering into a Voting Agreement with W. R. Berkley Corporation (“Berkley”) and certain of its affiliates, including Admiral Insurance Company, Berkley Insurance Company, Berkley Regional Insurance Company and Nautilus Insurance Company (the “Voting Agreement”), pursuant to which, among other things, Berkley and its affiliates have agreed to vote in favor of certain matters to be submitted to the stockholders of the Company in connection with the transactions contemplated by the Omnibus Agreement, subject to the terms and conditions of the Voting Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, except as provided in the last sentence of Section 27 of the Rights Agreement, at any time prior to the time any Person, together with its Affiliates and Associates, shall become an Acquiring Person the Company may direct, and the Rights Agent shall, supplement or amend any provision of the Rights Agreement as the Board of Directors may deem desirable; and

WHEREAS, the Board of Directors deems it desirable to amend the Rights Agreement to render it inapplicable to the Omnibus Agreement and the transactions contemplated by the Omnibus Agreement, including the Investment.

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

Amendment of Section 1 to Add Definitions. Section 1 of the Rights Agreement is hereby supplemented and amended to add the following definitions in the appropriate alphabetical locations:

“Blackstone” shall mean collectively Purchaser and its Affiliates (as such term is defined in the Purchase Agreement), including, but not limited to, The Blackstone Group L.P.

“Investment” shall mean the purchase of 5,000,000 shares of the Company’s Common Stock from the Company by Purchaser, pursuant to the terms and subject to the conditions contained in the Purchase Agreement.

“Purchase Agreement” shall mean that certain Purchase and Sale Agreement, dated of September 27, 2012, by and between Capital Trust, Inc., and Huskies Acquisition LLC, as affiliate of Blackstone, as the same may be amended, restated or otherwise supplemented from time to time.

“Purchaser” shall mean Huskies Acquisition LLC, an affiliate of Blackstone.

“Voting Agreement” shall mean that certain Voting Agreement, dated of September 27, 2012, by and among Huskies Acquisition LLC, as affiliate of Blackstone, W. R. Berkley Corporation (“Berkley”), Admiral Insurance Company, Berkley Insurance Company, Berkley Regional Insurance Company and Nautilus Insurance Company, as the same may be amended, restated or otherwise supplemented from time to time

Amendment of Definition of “Acquiring Person” in Section 1 of the Rights Agreement The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby supplemented and amended by adding the following at the end of the second paragraph of the definition of “Acquiring Person”:

“In addition, notwithstanding the foregoing, Blackstone shall not be deemed an Acquiring Person as a result of (x) the approval, execution, delivery or performance of the Purchase Agreement or the Voting Agreement, the consummation of the transactions contemplated thereby, including the Investment or the voting by Berkley or any of its Affiliates on any matters in connection with the transactions contemplated by the Purchase Agreement, or the announcement of any of the foregoing or (y) the purchase by Blackstone of any shares of the Company’s Common Stock or the announcement thereof; provided, however, that, in either case of clauses (x) or (y) if, subsequent to the Investment, Blackstone shall become the Beneficial Owner of a percentage of the shares of Common Stock in excess of the percentage of the shares of Common Stock Beneficially Owned by Blackstone immediately following the consummation of the Investment (the “Blackstone Investment Ownership Percentage”) without the prior written consent of the Company, then Blackstone shall be deemed to be an “Acquiring Person.”

Amendment of Definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement. The definition of “Stock Acquisition Date” in Section 1 of the Rights Agreement is supplemented and amended by inserting the following sentence at the end of such definition:

Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred as a result of (x) the approval, execution, delivery or performance of the Purchase Agreement or the Voting Agreement, the consummation of the transactions contemplated thereby, including the Investment or the voting by Berkley or any of its Affiliates on any matters in connection with the transactions contemplated by the Purchase Agreement, or the announcement of any of the foregoing or (y) the purchase by Blackstone of any shares of the Company’s Common Stock or the announcement thereof so long as such purchase does not cause Blackstone to Beneficially Own shares of the Company’s Common Stock in excess of the Blackstone Investment Ownership Percentage.

Amendment to Section 3(a) of the Rights Agreement. Section 3(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred, and the Rights will not become separable, distributable, unredeemable, triggered or exercisable, in each case as a result of (x) the approval, execution, delivery or performance of the Purchase Agreement or the Voting Agreement, the consummation of the transactions contemplated thereby, including the Investment or the voting by Berkley or any of its Affiliates on any matters in connection with the transactions contemplated by the Purchase Agreement, or the announcement of any of the foregoing or (y) the purchase by Blackstone of any shares of the Company’s Common Stock or the announcement thereof so long as such purchase does not cause Blackstone to Beneficially Own shares of the Company’s Common Stock in excess of the Blackstone Investment Ownership Percentage.

Addition to Section 11 of the Rights Agreement; Section 11 of the Plan is hereby amended by adding the following provision at the end of such section as a new subsection 11(q):

(q) Exceptions. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 11 shall not apply, and no adjustments shall be made pursuant to this Section 11, by virtue of or as a result of (x) the approval, execution, delivery or performance of the Purchase Agreement or the Voting Agreement, the consummation of the transactions contemplated thereby, including the Investment or the voting by Berkley or any of its Affiliates on any matters in connection with the transactions contemplated by the Purchase Agreement, or the announcement of any of the foregoing or (y) the purchase by Blackstone of any shares of the Company’s Common Stock or the announcement thereof so long as such purchase does not cause Blackstone to Beneficially Own shares of the Company’s Common Stock in excess of the Blackstone Investment Ownership Percentage.

Amendment to Section 25(a) of the Rights Agreement. Section 25(a) of the Rights Agreement is hereby supplemented and amended by inserting the following sentence immediately after the last sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, in no event shall the provisions of this Section 25 apply to the approval, execution, delivery or performance of the Purchase Agreement or the Voting Agreement, the consummation of the transactions contemplated thereby, including the Investment or the voting by Berkley or any of its Affiliates on any matters in connection with the transactions contemplated by the Purchase Agreement, or the announcement of any of the foregoing.”

Waiver of Notice(s). The Rights Agent and the Company hereby waive any notice requirement(s) under the Rights Agreement pertaining to the matters covered by this Amendment.

Exhibits. Exhibit B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

Other Provisions Unaffected. This Amendment shall be deemed to be in full force and effect immediately prior to the execution and delivery of the Purchase Agreement and the Voting Agreement, and the Company or its agent shall notify the Rights Agent promptly after such execution and delivery. Except as expressly modified hereby, all arrangements, agreements, terms, conditions and provisions of the Rights Agreement remain in full force and effect, and this Amendment and the Rights Agreement, as hereby modified, shall constitute one and the same instrument.

Miscellaneous

Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, then such term, provision, covenant or restriction shall be enforced to the maximum extent permissible, and the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of Maryland without regard to the principles of conflicts of laws; provided, however, that all provisions regarding the rights, obligations, duties and immunities of the Rights Agent shall be governed by and construed in accordance with, the laws of the State of New York. The courts of the State of Maryland and of the United States of America located in the State of Maryland (the “Maryland Courts”) shall have exclusive jurisdiction over any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, and any Person commencing or otherwise involved in any such litigation shall waive any objection to the laying of venue of such litigation in the Maryland Courts and shall not plead or claim in any Maryland Court that such litigation brought therein has been brought in an inconvenient forum.

Notwithstanding the foregoing, the Company and the Rights Agent may mutually agree to a jurisdiction other than Maryland for any litigation directly between the Company and the Rights Agent arising out of or relating to this Amendment.

Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Descriptive Headings. Descriptive headings of the several sections of this Amendment and the Rights Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof or thereof.

Entire Agreement. This Amendment and the Rights Agreement, and all of the provisions hereof and thereof, shall be binding upon and inure to the benefit of the Company and the Rights Agent and their respective successors and permitted assigns and executors, administrators and heirs. This Amendment, together with the Rights Agreement, sets forth the entire agreement and understanding between the parties hereto as to the subject matter hereof and thereof and merges with and supersedes all prior discussions and understandings of any and every nature among them. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any person has complied with, the Purchase Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

Further Assurances. The Company and the Rights Agent shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the transactions and purposes of this Amendment, the Rights Agreement, and the transactions contemplated hereunder and/or thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as an instrument under seal and attested, all as of the day and year first above written.

ATTEST:		CAPITAL TRUST, INC.

By:	/s/ Geoffrey G. Jervis	By:	Stephen D. Plavin
	Name: Geoffrey G. Jervis		Name: Stephen D. Plavin
	Title: Secretary		Title: President

[Signature Page to First Amendment to Rights Agreement]

ATTEST:		AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Carlos Pinto	By:	/s/ Paula Caroppoli
	Name: Carlos Pinto		Name:	Paula Caroppoli
	Title: Authorized Officer		Title:	Senior Vice President

[Signature Page to First Amendment to Rights Agreement]

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